Exhibit 10.10

TERMS AND CONDITIONS OF EMPLOYMENT

This Terms and Conditions of Employment (“Terms and Conditions”) is made as of this 14 day of October 2020, between Invoice Cloud, Inc. (the “Company”) and Cassandra Hudson, whose address is ### (“Employee or “You” or “Your”).

WHEREAS, Employee is willing, as an inducement for the Company to hire Employee, to abide by the terms and be subject to the conditions set forth herein; and

WHEREAS, by virtue of employment with the Company, it is acknowledged that the Employee will gain access to proprietary technology, business methods, trade secrets (as more fully defined herein) and sensitive and proprietary information regarding the Company’s customers, prospective customers and their business requirements, which the Company has a substantial interest in protecting.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, and in consideration of employment and continuing employment, the parties hereto agree as follows:

1. Position. Employee’s job title, commencement date and duties will be as provided in the Offer Letter. Company may assign additional or other duties to Employee from time to time.

2. Restrictions on Outside Employment. To avoid any conflict of interest, while employed by the Company, You may not work for yourself or for another business or individual, without the written consent of the Chief Executive Officer or president of the Company, at their sole discretion. You agree that You owe a duty of loyalty to the Company, while employed. Nothing herein shall be construed to modify Your status as an employee at will.

3. Compensation. You will receive the initial compensation and benefits as provided in the Offer Letter, that is subject to change in the sole discretion of the Chief Executive Officer or president of the Company or their delegate.

a. If in the case that incentive compensation is part of overall compensation, any incentive compensation and bonus plan shall be as determined by the Company and subject to eligibility determination, objectives outlined by the Company, overall Company performance from an income statement and balance sheet standpoint, at the sole discretion of the Company. In order to be entitled to payment of any incentive compensation or bonus, notwithstanding anything to the contrary in any other document, you must be employed by the Company at the time the incentive compensation or bonus is scheduled to be paid, even if previously earned or even if the Company terminated Your employment.

b. Benefits will be in accordance with the Company’s standard benefits package as described in the benefits package outline and as may be provided in the future in any Company Employee Handbook and Code of Business Conduct that may be revised from time to time in the Company’s sole discretion.

4. Definitions

a. “Company” means any parent, and each of their affiliates, or subsidiaries, now formed or formed in the future and their respective successors or assigns.

b. “Company Documents and Materials” means documents, electronic or digital files and media or tangible items that contain or embody Confidential Information, Inventions, Works or any other information concerning the business, operations, customers or plans of the Company, whether such documents, media or items have been prepared by You or by others including, without limitation notes, e-mails, presentations, customer lists, data, work product, deliverables printed, typewritten or handwritten documents, sample products, prototypes and models.

c. “Confidential Information” means any knowledge, information or documents of the Company, or any third party with which the Company has an obligation to maintain the confidentiality of information, including, but not limited to, customer and prospective customer lists, team member and team member lists, proposal, staffing and pricing data, employee information and lists, discoveries, customer and end customer contracts, terms, pricing and staffing information relating to subcontractor, partner and teaming relationships, Works (as defined below), Inventions, processes, consulting and training methodologies, business and marketing plans, product development ideas, research projects, products, software, templates, source code and object code, business systems, consulting models, creative and graphical work, and or improvements modifications, derivations, innovations, components, writing or electronically information. Confidential Information does not include any information properly and generally in the public domain.

d. “Competitive Service or Product” means: (i) selling, licensing, development or management of services, products, or hosted services that include (A) electronic payments or payment processing (e.g., credit cards, e-check, check 21, debit cards, ACH, EFT, accounts receivable check), including without limitation payment processing, billing and presentment, payment gateways, payment equipment sales and leasing (including without limitation card readers, POS terminals, check convergent equipment, kiosks), customer portals for billing, bill display and/or payment, and software, services, installations and implementations related thereto; (B) peer to peer transaction software, software as service, or hosted services, or consulting services related thereto intended for use in charitable fundraising, corporate giving or fundraising, non-profit fundraising, or educational fundraising, (C) interactive voice platform or software technology which facilitate communications for customer engagements, providing the ability for Persons to interact including without limitation, through the use of voice, speech recognition, VOIP, short message service (SMS), text, chatbot, Internet or tone input, text-to-speech, conferencing, recording and transcription for use cases such as but not limited to contact centers, call tracking and analytics solutions, and anonymized communications, whether through products, software, software as service, or hosted services, or management thereof, sold, provided, delivered or licensed, and development or consulting services related thereto, or (D) healthcare patient financial solutions and healthcare practice management solutions; (ii) such services and products offered by the Company at the time of termination of the applicable employment, that development efforts at the time of termination of the applicable employment.

e. “Inventions” means inventions, discoveries, improvements, work products, innovations, developments, ideas and designs, whether or not patentable, relating to products, services, machines, methods, processes, systems, formulas, computer programs, creative and graphical work, source code and object code, and software and derivative works, modification and improvements related thereto.

5. Confidential Information. The Company has developed and acquired highly valuable Confidential Information (as defined above) and has access to its customers’ highly valuable Confidential Information that provides the Company and its customers, respectively, with a competitive advantage in their respective businesses, the disclosure of which would cause the Company and its customers irreparable harm. During the course of Your employment with the Company, You may have access to the Company Information.

a. In order to protect the Company’s and its customers’ (and end customers’) respective Confidential Information, You agree that; (i) during the period of Your employment with the Company and for so long afterwards as the pertinent ideas and information remain Confidential Information, You will not disclose or provide to anyone, and will not use, modify, copy or adapt (except in the course of performing Your duties for the Company) any of the Company the Company, and for so long thereafter as the pertinent ideas and information remain competitively sensitive, You will not disclose or provide to anyone, and will not use, modify, copy or adapt (except in the course of performing Your duties for the Company) any of the Company’s or its customers’ respective Confidential Information.

b. You agree that Your obligation not to use, copy, disclose, or provide to third parties any of the Company’s or its customers’ respective Confidential Information shall survive termination of Your employment with the Company, regardless of the grounds for such termination.

c. You agree that a breach of Your confidentiality and non-disclosure obligations under this Terms and Conditions will cause the Company or its customers irreparable harm, for which monetary damages would not provide an adequate remedy. In the event of a violation of this Terms and Conditions, You agree that the Company or its customers will be entitled to seek and obtain such injunctive (temporary or permanent) relief to the extent a court of competent jurisdiction finds such relief appropriate under the circumstances, and You hereby consent to the granting of such relief.

6. Inventions/Patents/Copyrights. During the course of Your employment at the Company (whether or not You are using the Company’s equipment, facilities or Company Materials and Documents), You may, solely or jointly, develop, conceive or reduce to practice, Inventions (as defined above), copyrightable material or other information including but not limited to writings, processes, systems, software, scientific and technical data and reports, models, modules, templates, source code and object code, designs, business systems, consulting models, creative and graphical work, computer programs, modifications, updates, derivative works and revisions thereof (collectively respect to any Inventions and Works, You agree to: (a) disclose all such Inventions and Works that You have developed, authored, conceived or reduced to practice, or that any employee or contractor who You have or will manage have developed, conceived or reduced to practice, promptly and fully to the Company, or any other entity nominated by the Company; (b)

and hereby assign all right, title and interest in the Company, or any other entity nominated by the Company (who will have the exclusive rights to patent or who will have the exclusive rights to copyright in such Works); and (c) execute, acknowledge and deliver to the Company, or any other entity nominated by the Company at the expense of the Company, all documents, including applications for patents and applications for copyright registration, and do all other things that may be necessary to enable the Company or its nominee to establish a proprietary position in or protect such Inventions by patent or Works by copyright registration or otherwise and to vest title in such inventions in the Company or its nominee.

If, during the time of Your employment with the Company, You incorporate an Invention or Work into a the Company product, services, process, deliverable or other Invention or Work, that is not subject of the assignment in Section 6(b) above, you hereby grant to the Company and the Company shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Invention or copy, derive, distribute, sub-license or display such Works. Notwithstanding the foregoing, You agree that You will not incorporate, or permit to be incorporated, Inventions or Works other than Inventions or Works developed outside the course of Your employment with the Company without the Company’s prior written consent. With respect to Works, agree that the Works shall be considered the Company, or any other entity nominated by the Company, which will have the exclusive rights to the copyright and other intellectual property rights in such Works or otherwise protect such Works throughout the world. the Company reserves the right at its discretion to release any Works or Inventions as “open source” at its sole discretion.

7. Previous Employment Obligations. The Company is extremely mindful of the critical nature of confidential information. Accordingly, You hereby represent that, prior to or during the course of Your employment, You have not and will not bring any such materials that are considered confidential by others, to the Company or expose any the Company employees to any such materials. Under no circumstances may any such information be used to further the Company in the marketplace.

Additionally, any valid restrictions, covenants, or confidentiality agreements which You have previously agreed upon with former employers, must be adhered to in the course of Your employment with the Company to the extent enforceable based on applicable law. To that end, You acknowledge that the Company has not, and will not, require, request, or induce You to violate the trade secret rights of any third parties, including any of the Company competitors or customers. YOU REPRESENT AND WARRANT, THAT EXCEPT AS DISCLOSED IN EXHIBIT A TO THIS TERMS AND CONDITIONS, YOU ARE NOT BOUND BY ANY RESTRICTIONS, COVENANTS OR OTHER SIMILAR TERMS AND CONDITIONS WHICH RESTRICT OR AFFECT IN ANY WAY YOUR ABILITY TO SOLICIT OR CONTRACT WITH, (OR ASSIST OTHERS TO DO SO) ANY PROSPECTIVE CUSTOMERS, CUSTOMERS, END USERS OR EMPLOYEES OF ANY OF YOUR FORMER EMPLOYERS OR OTHER THIRD PARTIES.

8. Maintenance and Return of Company Documents and Materials. You agree that, immediately upon the termination of Your employment by You or by the Company for any reason, or during Your employment if so requested by the Company, You will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (a) Your personal copies of records relating to Your compensation and (b) Your personal copies of any materials previously distributed by the Company.

9. No Solicitation of Employees, Consultants, Contractors or Customers. As a result of Your access to Confidential Information, Inventions and Works, and access to the Company subcontractors, and Your occupying a position of trust and confidence with respect to the business affairs of the Company, You agree that for the period of Your employment by the Company, and for one (1) year after the date Your employment by the Company ends for any reason, including but not limited to voluntary termination by You or involuntary termination of You by the Company, or one (1) year after the date of entry by a court of competent jurisdiction of a final judgment enforcing these restrictions, whichever is later, You will not, either directly or through others:

a. solicit or induce, or attempt to solicit or induce (or assist others to do so) any employee, partner (referral or otherwise) or consultant, or contractor of the Company to terminate or adversely alter such relationship with the Company; or

b. solicit, or contract with (or assist or have involvement with others to do so), any consultant, partner (referral or otherwise), reseller, development partner, prime contractor, subcontractor, prospective customer or customer (or end customer thereof through another customer or contractor), or become employed by any consultant, team member, prime contractor, subcontractor; in each case with whom You had Material or Substantial Contact, or relating to whom You had access to Confidential Information, to terminate, diminish or adversely alter its business or contractual relationship with the Company; or

c. solicit or contract with (or assist or have involvement with others to do so), or perform services under any contract or agreement for a Competitive Service or Product, with any consultant, partner (referral or otherwise), reseller, development partner, prime contractor, subcontractor, (or end customer thereof through another customer or contractor), or become employed by any consultant, team member, prime contractor, or subcontractor; with whom You had Material or Substantial Contact, or relating to whom You had access to Confidential Information as a result of Your activities with the Company.

The parties agree that for purposes of this Terms and Conditions, a “customer” is any person, agency or entity (or affiliates thereof) to which the Company has provided goods or services (either directly or as an end customer through a referral partner, reseller, development partner or other agreement or partner) at any time during Your employment with the Company until the date Your employment with the Company e is any person, agency or entity (or affiliates thereof) to which the Company has performed services for, offered or proposed to provide goods or services (either directly or as an end customer through a referral partner, development partner or other agreement or partner) at any time during the period twelve (12) months prior to the termination of Your employment with the Company.

The parties agree that for purposes of this Terms and Conditions, “Material or Substantial Contact” means any one of the following activities with respect to any consultant, referral partner, reseller, development partner, contractor, prospective customer or customer (or end customer thereof through another customer or contractor); (i) performing or selling services or products;

(ii) involvement such that Confidential Information, Inventions or Works are accessed, used or learned, or substantive involvement in a bid, proposal or sales call; (iii) identification as a key personnel or resource in a bid or proposal; (iv) having any written or oral communications for the purpose of selling, soliciting or the performance or selling of services, hosted services or products; or iv) managing Company employees, referral partners, resellers, development partners or contractors in any of the activities described in (i) (ii) (iii) (iv) or (v) of this paragraph.

10. Non-Competition. As a result of Your access to Confidential Information, Inventions and Works, and access to the Company and Your occupying a position of trust and confidence with respect to the business affairs of the Company, and for and in consideration for You being hired by the Company, during Your employment with the Company, and for 12 months after the date Your employment by the with the Company ends for any reason, including but not limited to voluntary termination by You or involuntary termination of You, or one (1) year after the date of entry by a court of competent jurisdiction of a final judgment enforcing these restrictions, whichever is later, You will not, directly or indirectly, whether on your own behalf or on behalf of any entity or person (for example, as an employee, agent, partner, or consultant), work for, be employed by, invest in (except for not more than 2% of the holdings of any publicly traded company), engage in, be retained by, or support the development, manufacture, marketing, or sale of any Competitive Product or Service.

11. General

a. Waiver. No waiver by You or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision.

b. Company Employee Handbook. It is agreed that the Employee’s conduct shall be governed by the Company Employee Handbook and Code of Business Conduct, if any, as such may be revised from time to time in the Company’s sole discretion.

c. Severability and Savings Provision. The Company and Employee desire that this Terms and Conditions be enforced to the greatest degree possible. If a Court of competent jurisdiction finds any part or provision of this Terms and Conditions to be unenforceable, void, overly burdensome or invalid, then the parties request such Court to enforce the remaining parts of this Terms and Conditions, or the provision, as applicable, as valid and enforceable as though the invalid portions were not a part. Additionally, if any provision relating to time, prohibited conduct, scope of activities or geographical area is deemed unenforceable or overly broad, then the Company and Employee also intend that such provision shall not be wholly void but shall, for purposes of this Terms and Conditions, or the provision, as applicable, be enforced by a court of competent jurisdiction to the maximum extent it deems reasonable and enforceable in any jurisdiction in which such court is convened.

d. Reasonable Restrictions/No Adequate Remedy at Law. You agree and acknowledge that the limitations in this Terms and Conditions permit You to continue Your chosen career without any interruption while protecting the Company employee relationships, You agree that the above restrictions are reasonable including the length of time, any other limitations, and the specific area of business in which competition and solicitation is limited. You further recognizes that the geographic areas for many of the Company’s products and services – and, by extension, the geographic areas applicable to certain restrictions in Sections 9 and 10 are extremely broad and in some cases worldwide. You agree and acknowledges that the restrictions in Sections 9 and 10 are reasonable in scope, area, and duration, and will not result in any undue hardship for you. The time frames referenced in Sections 9 and 10 shall be tolled and extended during any period in which you are in violation of Sections 9 and 10 and that all restrictions in Sections 9 and 10 shall automatically be extended by the period you were in violation of any such restrictions. You agree and acknowledge that these limitations are reasonable given the highly competitive nature of the Company and are required for the Company information to which You will have access during Your employment with the Company. To ensure enforcement, You agree to the entry of a court order preventing and enjoining You from violating any of the limitations found in this Terms and Conditions. You also agree that in the event of a violation of the terms of this Terms and Conditions, the Company shall be irreparably harmed and that the Company will not have an adequate remedy at law.

e. Indemnity. You agree that you will indemnify, defend and hold the Company, its officers, employees, stockholders or directors harmless from and against any and all damages, claims, costs and expenses, including without limitation attorneys’ fees and legal costs and expenses, based on or arising, directly or indirectly, from breach of any of the provisions of this Terms and Conditions.

f. Governing Law. This Terms and Conditions shall be governed by the laws of the Commonwealth of Massachusetts the location of the principal office of the Company, without regard to its conflicts of laws provisions. In the event of any dispute or controversy arising under or in connection with this Terms and Conditions, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, MA metropolitan area, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the ward in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation. In the event that You violate any terms of this Terms and Conditions, You agree that You will be liable to the Company for all of its expenses, costs, reasonable attorneys fees and costs associated with the violation hereof, or any enforcement of the terms of this Terms and Conditions.

g. Entire Agreement. This Terms and Conditions contains the entire agreement of the parties with respect to the matters contained herein and supersedes all prior representations, warranties and understandings between the parties with respect to the subject matter hereof; provided however, that in the event that the Employee shall have executed an Offer Letter and/or Stock Option Agreement, then this Terms and Conditions shall also supplement the terms of the Offer Letter, or similar agreement. In the event of a conflict between any Offer Letter or similar agreement, the terms of this Terms and Conditions shall control. This Terms and Conditions may be modified, changed or altered only by an agreement in writing signed by all of the parties. The language used in this Terms and Conditions will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. The parties agree that Sections 4, 5, 6, 8, 9, 10 and 11 shall survive termination of this Terms and Conditions including without limitation any termination of the Company, for whatever reason. This Terms and Conditions may be executed in any number of counterparts.

h. NOTHING IN THIS TERMS AND CONDITIONS (AND NOTHING IN ANY COMPANY HANDBOOK) SHALL BE CONSTRUED AS MODIFYING YOUR AT-WILL EMPLOYMENT RELATIONSHIP WITH THE COMPANY, WHICH SHALL AT ALL TIMES BE TERMINABLE AT ANY TIME BY YOU OR THE COMPANY, WITH OR WITHOUT ADVANCE NOTICE, AND WITH OR WITHOUT CAUSE. THIS TERMS AND CONDITIONS SHALL NOT BE CONSTRUED TO ESTABLISH OR AFFORD ANY RIGHT TO CLAIM SPECIFIC COMPENSATION OR OTHER EMPLOYEE BENEFITS.

Background Check. The Company reserves the right to require a successful background check prior to becoming an employee and/or perform a background check on You at any time. You agree to execute any and all consent forms that may be requested by the Company to enable the performance of background checks on You.

IN WITNESS WHEREOF, each of the parties hereto has executed this Terms and Conditions of Employment as a sealed instrument, all as of the day and year first above written.

Invoice Cloud, Inc.		Cassandra Hudson

By:	/s/ Kristen Kenny	/s/ Cassandra Hudson
Cassandra Hudson

Name/Title:	/s/ Kristen Kenny
Kristen Kenny
Chief People Officer

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